Exhibit 10.5

21st CENTURY ONCOLOGY HOLDINGS, INC.

CLASS E BONUS PLAN

ARTICLE I

PURPOSE OF THE PLAN

This plan shall be known as the 21st Century Oncology Holdings, Inc. Class E Bonus Plan (the “Plan”) and shall be effective as of October 1, 2015, which is the date of the Plan’s adoption by the Board (the “Effective Date”).  The purpose of the Plan and the intention of 21st Century Oncology Holdings, Inc., a Delaware corporation (the “Company”), is to enable the Company to retain and award senior level employees of high competence by providing an opportunity to receive additional compensation based on the Equity Value of 21st Century Oncology Investments, LLC, the ultimate parent holding company of the Company (referred to herein as “Parent”), and its subsidiaries in connection with the first Liquidity Event to occur following the Effective Date.

ARTICLE II

DEFINITIONS

For purposes of the Plan, capitalized terms used herein that are not otherwise defined shall have the meanings set forth below:

2.1                               “Affiliate” means (a) any subsidiary corporation of Parent (or its successors) within the meaning of Code Section 424(f), (b) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which is directly or indirectly controlled fifty percent (50%) or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by Parent (or its successors), or (c) any other entity (including its successors) which is designated as an Affiliate by the Board.

2.2                               “Award” means an award granted under the Plan entitling a Participant to receive a portion of the Bonus Pool based on the Participant’s Award Percentage.  Awards under the Plan will be granted pursuant to a written Award notice, a general form of which is attached hereto as Exhibit A.

2.3                               “Award Percentage” means the percentage of the Bonus Pool to which a Participant will be entitled pursuant to the grant of an Award under the Plan.  Award Percentages may be denominated in fractional percentages; provided that in no event may the aggregate Award Percentages for all outstanding Awards under the Plan at any given time exceed one hundred percent (100%).  To the extent that Awards granted under the Plan cause the aggregate Award Percentages for all outstanding Awards under the Plan to exceed one hundred percent (100%), the Award Percentages for outstanding Awards shall be reduced automatically (but not below zero) to the extent necessary to eliminate such excess.  Such reduction shall be applied to outstanding Awards based on the date of grant of such Awards, with Awards granted later in time being reduced first.  For Awards having the same date of grant, the Award Percentages for such Awards shall be reduced on a pro rata basis (but not below zero) prior to reducing the Award Percentages for Awards granted earlier in time.

2.4                               “Board” means the Board of Directors of the Company.

2.5                               “Bonus Amount” means the amount payable to a Participant under the Plan based on the applicable Award Percentage under an Award and the amount of the Bonus Pool.

2.6                               “Bonus Pool” means an amount equal to six percent (6%) of the Equity Value in excess of $169,000,000 and up to $210,500,000 as of the applicable Liquidity Event.  For the avoidance of doubt, in no event shall the Bonus Pool exceed $2,490,000.  Any portion of the Bonus Pool that is not allocated to outstanding Awards under the Plan as a result of the aggregate Award Percentages for all outstanding Awards at the time of the applicable Liquidity Event being less than one hundred percent (100%) shall be retained by the Company for general corporate purposes.

2.7                               “Code” means the United States Internal Revenue Code of 1986, as amended.

2.8                               “Committee” means the Plan’s administrative committee consisting at all times of two (2) or more individuals appointed by the Board from time to time; provided that if no such committee exists, the “Committee” means the Board.

2.9                               “Common Stock” shall have the meaning set forth in the LLC Agreement.

2.10                        “Company” shall have the meaning set forth in Article I hereof.

2.11                        “Company Sale” shall mean the first “Company Sale” (as defined in the LLC Agreement) to occur following the Effective Date.

2.12                        “Effective Date” shall have the meaning set forth in Article I hereof.

2.13                        “Equity Value” shall mean one of the following, as applicable:

(a)                                 Company Sale.  If the Liquidity Event is a Company Sale, “Equity Value” means the aggregate dollar amount of any cash proceeds and/or the aggregate fair market value, as determined by the Committee in its good faith discretion, of any non-cash sale proceeds received by Parent or its equity holders as a result of a Company Sale (or, prior to a Company Sale, upon payment to equity holders of any extraordinary dividend, distribution, or the proceeds of any partial liquidation by Parent in respect of their equity interests in Parent (excluding, for the avoidance of doubt, any fees or expense reimbursements under any applicable management or professional services agreement)), less any investment banker fees, outstanding legal fees, and any transaction costs (as determined by the Committee in good faith immediately prior to the consummation of the Company Sale) incurred in connection with such Company Sale (or such prior extraordinary dividend, distribution, or payment of proceeds in respect of any partial liquidation of Parent); provided, however, that to the extent that any non-cash sale proceeds include securities which are traded or listed on a securities exchange, the Committee will value such securities based on the volume weighted average closing price of such securities during the five day trading period prior to the date of consummation of the Company Sale.  Any proceeds from a Company Sale that are deposited into an escrow account or that are subject to being held back by the purchaser for distribution upon the occurrence of any event or the satisfaction of certain conditions following the Company Sale shall not be included in calculating “Equity Value” hereunder until such time as such sale proceeds are released to the selling equity holders of Parent; provided that such sale proceeds shall not be included in calculating “Equity Value” for purposes of the Plan to the extent that such amounts are released to selling equity holders of Parent more than five (5) years following the consummation of the Company Sale.

(b)                                 Public Offering.  If the Liquidity Event is a Public Offering, “Equity Value” shall mean the aggregate fair market value of the Common Stock based on the Measurement Price, assuming one hundred percent (100%) of the Common Stock was sold in the Public Offering at the Measurement Price.

2.14                        “Liquidity Event” shall mean the first to occur following the Effective Date of a Company Sale and a Public Offering.

2.15                        “LLC Agreement” means that certain Seventh Amended and Restated Limited Liability Company Agreement, dated as of October 1, 2015, by and among Parent and the members of Parent from time to time party thereto, as amended, supplemented or otherwise modified from time to time in accordance with its terms.

2.16                        “Measurement Price” means the per share opening price of the Common Stock issued in the Public Offering on the effective date of the Public Offering.

2.17                        “Participant” means any employee or other “service provider” (which, for purposes of the Plan, such term shall include, but not be limited to, non-employee members of the Board, consultants and other independent contractors) of Parent or its Affiliates who is selected to participate in the Plan in accordance with Article IV hereof.

2.18                        “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

2.19                        “Plan” shall have the meaning set forth in Article I hereof.

2.20                        “Public Offering” shall mean the first “Public Offering” (as defined in the Securityholders Agreement) to occur following the Effective Date.

2.21                        “Securityholders Agreement” shall have the meaning set forth in the LLC Agreement.

ARTICLE III

ADMINISTRATION

3.1                               General.  The Plan shall be administered by the Committee.  Subject to the provisions of the Plan, the Committee shall be authorized to (a) select Participants, (b) determine the Award Percentage applicable to Awards, (c) determine the Bonus Amounts payable pursuant to Awards based on the Bonus Pool and the applicable Equity Value, (d) determine the conditions and restrictions, if any, subject to which the payment of Bonus Amounts pursuant to Awards will be made, (e) certify that the conditions and restrictions applicable to the payment of Bonus Amounts pursuant to an Award have been met, (f) interpret the Plan, and (g) adopt, amend, or rescind such rules and regulations, and make such other determinations, for carrying out the Plan as it may deem appropriate.  Decisions of the Committee on all matters relating to the Plan shall be in the Committee’s sole discretion and shall be conclusive and binding upon the Participants, the Company and all other Persons to whom rights to receive payments hereunder have been transferred in accordance with Section 5.2 hereof.  The validity, construction, and effect of the Plan and the rules and regulations relating to the Plan shall be determined in accordance with applicable federal and state laws, rules and regulations promulgated pursuant thereto.

3.2                               Plan Expenses.  The expenses of the Plan shall be borne by the Company.

3.3                               Unfunded Arrangement.  The Company shall not be required to establish any special or separate fund or make any other segregation of assets to assure the payment of any amount under the Plan.  The Plan shall be “unfunded” for all purposes and Awards hereunder shall be paid out of the general assets of the Company as and when the Awards are payable under the Plan.  All Participants shall be solely unsecured general creditors of the Company.  If the Company decides in its sole discretion to establish any advance accrued reserve on its books against the future expense of the Awards payable hereunder, or if the Company decides in its sole discretion to fund a trust from which Plan benefits may be paid from time to time, such reserve or trust shall not under any circumstance be deemed to be an asset of the Plan.

3.4                               Delegation.  The Committee may, to the extent permissible by applicable law, delegate any of its authority hereunder to such Persons as it deems appropriate.

3.5                               Accounts and Records.  The Committee shall maintain such accounts and records regarding the fiscal and other transactions of the Plan and such other data as may be required to carry out its functions under the Plan and to comply with all applicable laws.

3.6                               Retention of Professional Assistance.  The Committee may employ such legal counsel, accountants and other Persons as may be required in carrying out its duties in connection with the Plan.

ARTICLE IV

PARTICIPATION; GRANT AND PAYMENT OF AWARDS

4.1                               Participation.  Participation in the Plan shall be limited to those Participants selected by the Committee from time to time, and no employee or other service provider of Parent or its Affiliates shall have any right to be selected as a Participant.  Nothing in the Plan shall interfere with or limit in any way any right of Parent or any of its Affiliates to terminate any Participant’s service at any time and for any reason (or no reason), nor confer upon any Participant any right to continued service with Parent or any of its Affiliates for any period of time or to continue such Participant’s present (or any other) rate of compensation.  No Participant who is granted an Award under the Plan shall have any right to a grant of future Awards under the Plan.  By accepting any payment under the Plan, each Participant and each Person claiming under or through such Participant shall be conclusively deemed to have indicated such Person’s acceptance and ratification of, and consent to, any action taken under the Plan by the Company or the Committee.  Subject to the terms and conditions of the Plan, determinations made by the Committee under the Plan need not be uniform and may be made selectively among eligible individuals under the Plan, whether or not such individuals are similarly situated.

4.2                               Grant of Awards.  The Committee shall determine the Participants to whom Awards under the Plan are granted.  Awards granted under the Plan shall contain an Award Percentage and shall represent the right to receive a payment in respect of the Bonus Pool.  The Committee may impose such vesting or other restrictions on an Award granted under the Plan as it determines in its sole discretion.

4.3                               Determination of Bonus Pool; Time and Form of Payment of Bonus Amounts.  The amount of the Bonus Pool (including to the extent possible, the amount of any contingent portion thereof) shall be determined by the Committee on or as soon as administratively practicable following the applicable Liquidity Event.  Subject to the provisions of Sections 4.4, 4.5 and 4.6 hereof and the satisfaction of any vesting condition imposed by the Committee on an Award at the time of grant or thereafter, each Bonus Amount that becomes payable in respect of an Award hereunder shall be paid to the Participant as follows:

(a)                                 Company Sale.  Unless otherwise set forth in an Award grant letter to a Participant or otherwise determined by the Committee in its sole discretion, if the Liquidity Event is a Company Sale, the applicable Bonus Amount shall be paid in cash in a single, lump-sum as soon as administratively practicable following the Company Sale (but in no event later than thirty (30) days following the Company Sale); provided, however, that if the Committee determines in good faith that any portion of a Bonus Amount payable in connection with such Company Sale is attributable to non-cash sale proceeds, such portion of the Bonus Amount may, in the sole discretion of the Committee, be paid in the same form as such non-cash sale proceeds would be payable to the selling equity holders of Parent in the Company Sale, with the amount payable to the Participant to be based on the value (as determined by the Committee in its good faith discretion) of the cash that would otherwise have been payable with respect to such portion of the Bonus Amount.  Notwithstanding the foregoing, to the extent that any portion of the sale proceeds from the Company Sale is deposited into an escrow account or is subject to being held back by the purchaser for distribution upon the occurrence or non-occurrence of any event or the satisfaction of certain conditions following the Company Sale, the applicable portion of the Bonus Amount shall be paid to the Participant at the same time and on the same basis as such sale proceeds are released to the selling equity holders of Parent in the Company Sale, subject to the provisions of Section 2.13(a) hereof and the requirements of Treasury Regulation §1.409A-3(i)(5)(iv)(A).

(b)                                 Public Offering.  Unless otherwise set forth in an Award grant letter to a Participant or otherwise determined by the Committee in its sole discretion, if the Liquidity Event is a Public Offering, (i) one-third (1/3) of the applicable Bonus Amount shall be paid within forty-five (45) days following the effective date of the Public Offering, and (ii) the remaining two-thirds (2/3) of the applicable Bonus Amount shall be payable in two equal annual installments on each of the first and second anniversaries of the effective date of the Public Offering.  Payment of the applicable Bonus Amount may be made in cash or Common Stock or a combination thereof as determined by the Committee in its sole discretion.  In addition, with respect to payment of the portion of the applicable Bonus Amount covered by clause (ii) above, the Company may satisfy its payment obligation by granting to a Participant (or arranging for the grant to a Participant of) a restricted stock award or a restricted stock unit award on the Common Stock under an equity compensation plan then effect, taking into account any applicable requirements of Code Section 409A; provided that, unless otherwise determined by the Committee, the right of a Participant to vest (in the case of a restricted stock award) or to vest and receive payment (in the case of a restricted stock unit award) shall be subject to satisfying the service requirement described in Section 4.5 hereof on each of the first and second anniversaries, as applicable, of the effective date of the Public Offering (each of such anniversaries constituting the date of payment of the applicable Bonus Amount for purposes of Section 4.5 hereof).

4.4                               Release.  Upon acceptance of payment of any Bonus Amount in respect of any Award hereunder, the Participant shall be deemed, absent manifest error or bad faith by the Committee, to have (a) accepted all aspects of the calculation of the Bonus Pool with respect to the applicable Bonus Amount, and (b) unconditionally released and discharged Parent and any and all of Parent’s partners, Affiliates, successors and assigns and any and all of its and their past and present officers, directors, managers, partners, agents, employees and representatives from any and all claims in connection with, or in any manner related to or arising under, the Plan with respect to such Bonus Amount, including the determination of such Bonus Amount and any other matter associated therewith.

4.5                               Service Requirement.  Unless otherwise set forth in an Award grant letter to the Participant or otherwise determined by the Committee in its sole discretion, payment of any Bonus Amount in respect of any Award hereunder shall be conditioned upon the Participant’s continued service with Parent or its Affiliates through the date of payment of the applicable Bonus Amount.  Unless otherwise set forth in an Award grant letter to the Participant or otherwise determined by the Committee in its sole discretion, a Participant shall not be entitled to the payment of any Bonus Amount in respect of an Award hereunder in the event of such Participant’s termination of service at any time or for any reason (or no reason) prior to the date of payment of the applicable Bonus Amount, and all of a Participant’s Awards granted under the Plan shall be forfeited automatically upon such Participant’s termination of service.  Any Awards forfeited hereunder shall again be available for grant by the Committee in accordance with the terms of the Plan, and the Company’s Chief Executive Officer shall have the right to reallocate, including to himself or herself, any such forfeited Awards to other Participants.

4.6                               Restrictive Covenants.  In partial consideration for the grant of an Award under the Plan, a Participant’s rights with respect to the payment of any Bonus Amount under the Plan may, in the sole discretion of the Committee, be conditioned on the Participant’s compliance with any non-competition, non-solicitation or other restrictive covenants that may be contained in any employment agreement, restrictive covenants agreement or other agreement between Parent and/or its Affiliates, on the one hand, and Participant, on the other hand, whether entered into prior to, on or following the Effective Date.  If, at the time of enforcement of any restrictive covenants described in this Section 4.6, a court shall hold that the duration, scope, area or other restrictions stated in the applicable agreement are unreasonable under circumstances then existing, such provisions shall be enforceable to the maximum extent permissible under applicable law and may be modified or amended by the court to render such provisions so enforceable.  In addition to any means at law or equity available to enforce such restrictive covenants (including, without limitation, injunctive relief), the Participant may, in the sole discretion of the Committee, be required upon a breach of any such restrictive covenant to forfeit the Participant’s rights with respect to all or any portion of any Award hereunder.

ARTICLE V

MISCELLANEOUS

5.1                               Successors.  For purposes of the Plan, the Company shall include any and all successors or assignees, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Company and such successors and assignees shall perform the Company’s obligations under the Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.  In the event that the surviving corporation in any transaction to which the Company is a party is a subsidiary of another corporation, the ultimate parent corporation of such surviving corporation shall cause the surviving corporation to perform the obligations of the Company under the Plan in the same manner and to the same extent that the Company would be required to perform such obligations if no such succession or assignment had taken place.  In such event, the term “Company,” as used in the Plan, shall mean the Company, as hereinbefore defined, and any successor or assignee (including the ultimate parent corporation) to the business or assets thereof which by reason hereof becomes bound by the terms and provisions of the Plan.

5.2                               Nontransferability.  No Award or right to receive payment under the Plan may be transferred other than by will or the laws of descent and distribution.  Any transfer or attempted transfer of an Award or a right to receive payment under the Plan contrary to this Section 5.2 shall be null and void and of no force and effect.  In the event of an attempted transfer by a Participant of an Award or a right to receive payment pursuant to the Plan contrary to this Section 5.2 hereof, the Committee may, in its sole discretion, terminate all or any portion of such Award or right.

5.3                               Withholding Taxes.  Parent and its Affiliates shall be entitled, if necessary or desirable, to withhold from any amount due and payable by Parent or any of its Affiliates to any Participant (or secure payment from such Participant in lieu of withholding) the amount of any withholding or other tax due from Parent or any of its Affiliates with respect to any amount payable to such Participant under the Plan.

5.4                               Amendment and Termination of the Plan.  The Board reserves the right to amend or terminate, in whole or in part, any or all of the provisions of the Plan by action of the Board (or a duly authorized committee thereof) at any time, provided that in no event shall any amendment or termination adversely affect in any material respect the rights of Participants hereunder without the prior written consent of the affected Participants.

5.5                               Severability.  The provisions of the Plan shall be deemed severable.  The invalidity or unenforceability of any provision of the Plan in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of the Plan in such jurisdiction or the validity, legality or enforceability of any provision of the Plan in any other jurisdiction, it being intended that all provisions of the Plan shall be enforceable to the fullest extent permitted by applicable law.

5.6                               Titles and Headings.  The headings and titles used in the Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of the Plan.

5.7                               Indemnification.  In addition to such other rights of indemnification as they may have as members of the Board, the members of the Committee and the Board shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be party by reason of any action taken or failure to act under or in connection with the Plan or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided that such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding; provided that any such Board or Committee member shall be entitled to the indemnification rights set forth in this Section 5.7 only if such member has acted in good faith and in a manner that such member reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful; and provided, further, that upon the institution of any such action, suit or proceeding, a Board or Committee member shall give the Company written notice thereof and an opportunity, at its own expense, to handle and defend the same before such Board or Committee member undertakes to handle and defend it on such Board or Committee member’s own behalf.

5.8                               Governing Law; Jurisdiction; Jury Trial Waiver.  The Plan and all Awards hereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws provisions that would require the application of the laws of another jurisdiction.  In that context, and without limiting the generality of the foregoing, the Company and each Participant shall irrevocably and unconditionally (a) submit in any proceeding relating to the Plan or any Award hereunder, or for the recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the State Courts of the State of Delaware, New Castle County and the United States District Court for the District of

Delaware, located in New Castle County, and agree that all claims in respect of any such proceeding shall be heard and determined in such courts, (b) consent that any such proceeding may and shall be brought in such courts and waives any objection that the Company and each Participant may now or thereafter have to the venue or jurisdiction of any such proceeding in any such court or that such proceeding was brought in an inconvenient court and agree not to plead or claim the same, (c) WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE PLAN OR ANY AWARD HEREUNDER, (d) agree that service of process in any such proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, in the case of a Participant, at the Participant’s address shown in the books and records of the Company or, in the case of the Company, at the Company’s principal offices, attention General Counsel, and (e) agree that nothing in the Plan shall affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware.

5.9                               No Obligation; Company Discretion.  No provision of the Plan or any Award granted hereunder shall be interpreted to impose an obligation on Parent or its Affiliates to accept, agree to or otherwise enter into any proposed or potential Company Sale or Public Offering.  The decision to enter into (or to reject) a proposed transaction to consummate a Company Sale or Public Offering, and all terms and conditions of such transaction, including the amount, timing and form of consideration to be provided in connection therewith, shall be within the sole and absolute discretion of Parent.

5.10                        Other Benefits.  Awards under the Plan are special incentives and shall not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive, pension, retirement, insurance or other employee benefit plan of Parent or its Affiliates, unless such plan or agreement expressly provides otherwise.

5.11                        Code Section 409A.  The Plan is intended to either comply with, or be exempt from, the requirements of Code Section 409A.  To the extent that the Plan is not exempt from the requirements of Code Section 409A, the Plan is intended to comply with the requirements of Code Section 409A and shall be limited, construed and interpreted in accordance with such intent.  Accordingly, the Company reserves the right to amend the provisions of the Plan at any time and in any manner without the consent of Participants solely to comply with the requirements of Code Section 409A and to avoid the imposition of the additional tax, interest or income inclusion under Code Section 409A on any payment to be made hereunder while preserving, to the maximum extent possible, the intended economic result of the Award of any affected Participant.  A Participant’s right to receive installment payments pursuant to the Plan shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under the Plan specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.  Notwithstanding the foregoing, in no event whatsoever shall the Company be liable for any additional tax, interest, income inclusion or other penalty that may be imposed on a Participant by Code Section 409A or for damages for failing to comply with Code Section 409A.

EXHIBIT A

21st CENTURY ONCOLOGY HOLDINGS, INC.

CLASS E BONUS PLAN

AWARD NOTICE

[                          ]

Dear Ms. [                       ]:

The purpose of this award notice (this “Award Notice”) is to inform you that you have been granted an award (the “Award”) under the 21st Century Oncology Holdings, Inc. (the “Company”) Class E Bonus Plan (the “Plan).  Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto under the Plan.  The Award Percentage for the Award is [    ]%.

In addition to your right to receive payment of Bonus Amounts under the Plan in respect of the Award based on your Award Percentage, you will also be entitled to a tax “gross up” payment payable in cash and intended to compensate you for the loss of tax benefits resulting from the treatment of each Bonus Amount as ordinary income as opposed to long-term capital gains income.  Accordingly, the amount of each Bonus Amount payable in respect of the Award will be increased (“grossed up”) by multiplying the applicable Bonus Amount by a fraction, (i) the numerator of which is one (1) minus the sum of (A) the then applicable highest marginal federal income tax rate on long-term capital gains, plus (B) the then applicable federal net investment income tax rate, and (ii) the denominator of which is one (1) minus the sum of (A) the then applicable highest marginal federal income tax rate on ordinary income, plus (B) the then applicable highest marginal rate of the employee portion of the Medicare tax.  The amount of any such tax “gross up” payment will be determined as of the date of payment of the relevant Bonus Amount, and will be paid to you at the same time that payment of the relevant Bonus Amount is made.

The payment of any Bonus Amount (and any related tax “gross up” payment) in respect of the Award will be subject in all respects to your continued service with 21st Century Oncology Investments, LLC and/or its Affiliates through the date of payment of the applicable Bonus Amount.  This Award Notice and the Award hereunder are subject in all respects to the terms and conditions of the Plan.  If and to the extent that this Award Notice conflicts or is inconsistent with the terms and conditions of the Plan, the Plan shall govern and control.  This Award shall remain strictly confidential, and shall be automatically forfeited and cancelled if you disclose this Award to any person or entity, other than immediate family members, legal advisors or personal tax or financial advisors or as may be required by applicable law.  The Plan and this Award Notice contain the entire understanding between you, on the one hand, and 21st Century

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Oncology Investments, LLC and/or its Affiliates, on the other hand, with respect to the subject matter hereof, and supersedes and cancels any and all prior or contemporaneous agreements between you, on the one hand, and 21st Century Oncology Investments, LLC and/or its Affiliates, on the other hand, with respect thereto.

[SIGNATURE PAGE FOLLOWS]

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SIGNATURE PAGE TO AWARD NOTICE

21st CENTURY ONCOLOGY HOLDINGS, INC.

By:

Name:

Title:

ACKNOWLEDGEMENT

I hereby acknowledge that (i) I have received and reviewed a copy of the Plan, and (ii) this Award Notice, the Award and my participation in the Plan are subject in all respects to the terms and conditions of the Plan.

Dated: , 20
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